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                                                                   EXHIBIT 10.17



                       IRVINE APARTMENT MANAGEMENT COMPANY


                              PARTNERSHIP AGREEMENT



                                 March 12, 1998



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                                TABLE OF CONTENTS

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ARTICLE I

                                   FORMATION OF PARTNERSHIP................................  1
        1.2          Formation and Effective Date of Agreement.............................  5
        1.3          Name and Principal Place of Business..................................  5
        1.4          Intentionally Deleted.................................................  6
        1.5          Agreement.............................................................  6
        1.6          Business..............................................................  6
        1.7          Term..................................................................  6
        1.8          Formation Costs.......................................................  6

ARTICLE II

                                           PARTNERS........................................  7
        2.1          Limited Liability.....................................................  7
        2.2          Initial Partners......................................................  7
        2.3          Admission of Substitute Partners......................................  7
        2.4          Resignation or Withdrawal of a Partner................................  7
        2.5          Transactions with the Partnership.....................................  7
        2.6          Partners Are Not Agents; No Management Authority......................  7

ARTICLE III

                                   CONTRIBUTIONS TO CAPITAL................................  8
        3.1          Initial Contributions.................................................  8
        3.2          Additional Contributions..............................................  8
        3.3          AMC Loan Request......................................................  8
        3.4          Funding Notice........................................................  8
        3.6          Other Effects.  ...................................................... 10
        3.7          Interest.............................................................. 10

ARTICLE IV

                                 MANAGEMENT OF THE PARTNERSHIP............................. 10
        4.3          Board of Directors' Procedures........................................ 13
        4.4          Delegation to Managing General Partner................................ 13
        4.5          No Compensation....................................................... 14
        4.6          Amendment of Filings.................................................. 15
        4.7          Annual Business Plan and Annual Budget................................ 15
        4.8          Removal of Managing General Partner................................... 16
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ARTICLE V

                                            NOTICES........................................ 16
        5.1          Notices............................................................... 16
        5.2          Waiver of Notice...................................................... 16

ARTICLE VI

                                    ACCOUNTING AND RECORDS................................. 16
        6.1          Financial and Tax Reporting........................................... 16
        6.2          Supervision; Inspection of Books...................................... 16
        6.3          Reliance on Records and Books of Account.............................. 19
        6.4          Tax Returns........................................................... 19
        6.5          Bank Accounts......................................................... 20
        6.6          Accounting Decisions and Reliance on Others........................... 20
        6.7          Tax Matters for the Partnership Handled by Tax Matters Partner........ 20

ARTICLE VII

                                          ALLOCATIONS...................................... 20
        7.1          Allocation of Net Income or Net Loss.................................. 20
        7.2          Special Tax Provisions................................................ 20

ARTICLE VIII

                                         DISTRIBUTIONS..................................... 21
        8.1          Distributions......................................................... 21
        8.2          Distributions in Kind................................................. 22
        8.3          Restriction on Distributions and Withdrawals.......................... 22
        8.4          No Other Withdrawals.................................................. 23

ARTICLE IX

                               TRANSFER OF PARTNERSHIP INTERESTS........................... 23
        9.1          Transfer.............................................................. 23
        9.2          Rights of Assignees................................................... 23
        9.3          Call.................................................................. 23
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ARTICLE X

                          INDEMNIFICATION AND LIMITATION OF LIABILITY...................... 24
        10.1         Indemnification....................................................... 24
        10.2         Limitation of Liability............................................... 27

ARTICLE XI

                                     TERMINATION; DEFAULT.................................. 27
        11.1         Termination........................................................... 27
        11.2         Authority to Wind Up.................................................. 27
        11.3         Winding Up and Certificate of Dissolution............................. 28
        11.4         Distribution of Assets................................................ 28
        11.5         Deficit Capital Account............................................... 28
        11.7         No Action for Dissolution............................................. 29

ARTICLE XII

                                          REIT SHARES...................................... 30
        12.1         REIT Option granted to Initial Optionees.............................. 30
        12.2         REIT Options to Additional Optionees.................................. 31
        12.3         Exercise of Options................................................... 31
        12.4         No Change to Partnership Percentages due to REIT Share
                     Contributions......................................................... 32

ARTICLE XIII

                                         MISCELLANEOUS..................................... 32
        13.1         Amendment............................................................. 32
        13.2         Withholding Taxes..................................................... 32
        13.3         Further Assurances.................................................... 32
        13.4         Binding Effect........................................................ 33
        13.5         Governing Law......................................................... 33
        13.6         Entire Agreement...................................................... 33
        13.7         Counterparts.......................................................... 33
        13.8         Parties in Interest................................................... 33
        13.9         Pronouns; Statutory References........................................ 33
        13.10        Headings.............................................................. 33
        13.11        Interpretation........................................................ 33
        13.12        References to this Agreement.......................................... 33
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        13.13        Exhibits.............................................................. 33
        13.14        Severability.......................................................... 34
        13.15        Attorney Fees......................................................... 34
        13.16        Time is of the Essence................................................ 34
        13.17        Remedies Cumulative................................................... 34
        13.18        Confidentiality and Publicity......................................... 34
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                                       iv

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                            PARTNERSHIP AGREEMENT OF

                       IRVINE APARTMENT MANAGEMENT COMPANY

        THIS PARTNERSHIP AGREEMENT (this "AGREEMENT") is entered into effective as of March 12, 1998, by and between APARTMENT MANAGEMENT COMPANY, LLC, a Delaware limited liability company ("AMC"), and WESTERN NATIONAL SECURITIES D/B/A WESTERN NATIONAL PROPERTY MANAGEMENT, a California corporation ("WNPM").

                                    ARTICLE I

                            FORMATION OF PARTNERSHIP

        1.1 DEFINED TERMS: When used in this Agreement, the following terms have the meanings set forth below:

        "ACT" means the general partnership laws of the State of California, as amended from time to time.

        "ACCOUNTING PERIOD" means the period beginning on the 1st of January and ending on the 31st of December; provided, however, the first Accounting Period will commence on the date of formation of the Partnership and will end on December 31, 1998; and provided, further, a new Accounting Period will commence on any date on which an additional or Substitute Partner is admitted to the Partnership or a Partner ceases to be a Partner for any reason.

        "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under common control with another Person. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any other Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity whether by contract or otherwise.

        "AGREEMENT" means this Partnership Agreement, as the same may be amended from time to time.

        "AMC REPRESENTATIVES" means the four (4) representatives designated by AMC, from time to time, to serve on the Board of Directors.

        "ASSETS" means all apartment projects owned by IAC during the term of the Property Management Agreement and located on the Irvine Ranch in Orange County, California, the Villas of Renaissance located in San Diego County, California, and, to the extent practical (as determined by IAC in its sole and absolute discretion and without any obligation to do so), any other apartment projects located in Southern California and owned by AMC during the term of the Property Management Agreement. WNPM acknowledges that in connection with any acquisition or development of projects other than the Assets, IAC may appoint another Person to act as property manager of such projects.

        "ASSIGNEE" means a transferee of all or any portion of a Partner's Partnership Interest who has not been admitted as a Substitute Partner.

        "BANKRUPTCY" means with respect to any Person: (a) the filing of an application by a Partner for, or such Partner's consent to, the appointment of a trustee, receiver, or custodian of such Partner's other assets; (b) the entry of an order for relief with respect to a Partner in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Partner of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Partner unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Partner generally to pay such Partner's debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Partner's inability to pay its debts as they become due.

        "BOARD OF DIRECTORS" means a committee composed of the AMC Representatives and the WNPM Representatives, provided, however, if AMC or WNPM commits an Event of Default under this Agreement, the defaulting Partner's respective representatives on the Board of Directors will be immediately removed; and provided, further, all of the WNPM Representatives shall be removed at such time as AMC exercises the Call and purchases WNPM's Partnership Interest as provided in Section 9.3.

        "BUDGET" means an operating budget for the Partnership prepared by Managing General Partner and approved by the Board of Directors, and any revisions thereto approved by the Board of Directors.

        "BUSINESS PLAN" means the annual business plan for the Partnership prepared by Managing General Partner and approved by the Board of Directors, and any revisions thereto approved by such Board of Directors.

        "CALL" means a right of AMC to purchase WNPM's Partnership Interest on the terms and conditions set forth in Section 9.3 of this Agreement.

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        "CAPITAL ACCOUNT" means a capital account for each Partner which is equal to the:

                      (i) the amount of such Partner's initial capital contributions at formation; increased by

                      (ii) the aggregate capital contributions made, or deemed to be made, by such Partner after formation (including the then fair market value of any REIT shares contributed by AMC, which shall increase only AMC's Capital Account); increased by

                      (iii) all items of income and gain allocated to such Partner; decreased by

                      (iv) the amount of cash (or agreed value of property) of cash or property distributions made, or deemed to be made, to such Partner (including the cash distributed to AMC when a REIT Option is exercised, which distribution shall be made only to AMC); and decreased by

                      (v) all items of deduction or loss allocated to such Partner (including any deduction allocated to AMC at such time as a REIT Option is exercised, which deduction shall be allocated only to AMC).

        "CERTIFICATE" means the Certificate of Partnership recorded in the Official Records of Orange County, California and San Diego County, California, and as amended from time to time.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

        "FISCAL YEAR" means the period from January 1 to December 31 of each year, or as otherwise required by law.

        "GP UNITS" means the general partnership units issued by IAC pursuant to, and subject to the terms and conditions set forth in IAC's partnership agreement, as revised or amended from time to time.

        "IAC" means Irvine Apartment Communities, L.P., a Delaware limited partnership.

        "INDEMNIFICATION AMOUNT" means either the AMC Indemnification Amount or WNPM Indemnification Amount, together with interest thereon at a rate per annum equal to the Prime Rate, plus one percent (1%), from the date due until paid in full.

        "INITIAL OPTIONEES" means, collectively, Michael Hayde, Jerry Glass, David Stone, Jeffrey Scott, Stephen Donohue, Rex DeLong and John Atherton.

        "MANAGING GENERAL PARTNER" means WNPM, or any successor appointed by the Board of Directors in accordance with the terms of this Agreement.

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        "NET CASH FLOW FROM OPERATIONS" means, for any period, the gross revenue actually received by the Partnership during such period, minus (1) all costs of operation of the Partnership actually incurred during such period, (2) such reserves as the Board of Directors determines are necessary to meet future obligations, including, without limitation, contingent obligations, and (3) amounts then due and payable with respect to any loans made to the Partnership by third Persons.

        "NET INCOME OR NET LOSS" means for any Accounting Period the amount computed on an accrual basis as of the last day thereof of the net income or loss computed under federal income tax principles and as adjusted pursuant to the Treasury Regulations promulgated under Section 704(b) of the Code.

        "OPTION PRICE" means, as to a REIT Option, the option exercise price per REIT share as determined by the REIT Compensation Committee at the time of the grant of such REIT Option.

        "PARTNER" means each Person who (a) is an initial signatory to this Agreement, has been admitted to the Partnership as a Partner in accordance with the Certificate or this Agreement or is a Substitute Partner and (b) has not resigned, withdrawn, been expelled or dissolved.

        "PARTNERSHIP" means the California general partnership formed by this Agreement.

        "PARTNERSHIP INTEREST" means the rights of a Partner in the Partnership, including the Partner's economic interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Partnership. All Partnership Interests are personal property.

        "PARTNERSHIP PERCENTAGE" means the percentage ownership of a Partner in the Partnership. The initial Partnership Percentage of AMC is fifty-one percent (51%) and the initial Partnership Percentage of WNPM is forty-nine percent (49%).

        "PERSON" means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

        "PRIME RATE" means a rate of interest equal to the "prime rate" announced, from time to time, by Bank of America NT & SA. For purpose of calculating interest under this Agreement, the Prime Rate will change when and as Bank of America announces a change in its prime rate.

        "PROPERTY MANAGEMENT AGREEMENT" means that certain Property Management Agreement between IAC and the Partnership providing for the management and operation of the Assets, as amended from time to time.

        "REIT" means Irvine Apartment Communities, Inc., a Maryland corporation, and general partner of IAC.

        "REIT COMPENSATION COMMITTEE" means the compensation committee of the REIT's board of directors, as such committee is constituted from time to time.

        "REIT OPTION" means an option to acquire shares of the REIT issued pursuant to Article XII.

        "SUBSTITUTE PARTNER" means an Assignee who has been admitted to all the rights of membership pursuant to this Agreement.

        "TAX MATTERS PARTNER" is AMC or any successor appointed by the Board of Directors in accordance with the terms of this Agreement.

        "TREASURY REGULATIONS" means regulations issued pursuant to the Code.

        "WNPM REPRESENTATIVES" means the three (3) representatives designated by WNPM, from time to time, to serve on the Board of Directors.

        1.2 FORMATION AND EFFECTIVE DATE OF AGREEMENT. The Partners hereby form a general partnership pursuant to the provisions of the Act. The Partners agree to execute all documents and to undertake all other acts, as reasonably may be deemed necessary by any Partner, in order to comply with the requirements of the laws of the State of California (and all other applicable jurisdictions) for the formation, continuation, registration, qualification and operation of a partnership in accordance with and subject to the terms of this Agreement. The rights and liabilities of the Partners will be determined pursuant to the Act and this Agreement. To the extent the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will control to the extent permitted by the Act. The relationship of the parties under this Agreement shall commence on the effective date hereof, and the Partnership shall dissolve and terminate in accordance with the provisions of this Agreement. If the Department of Real Estate in the State of California allows limited liability companies to hold real estate licenses for the management of apartment projects, the Partners shall dissolve the Partnership in accordance with the terms of this Agreement and form a Delaware limited liability company on substantially the same terms and conditions set forth in this Agreement, so long as the Partners can do so with no material adverse income tax consequences.

        1.3 NAME AND PRINCIPAL PLACE OF BUSINESS. Unless and until amended in accordance with this Agreement and the Act, the name of the Partnership is "IRVINE APARTMENT MANAGEMENT COMPANY" The business of the Partnership may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Directors deems appropriate or advisable. The principal place of business of the Partnership in California is 8 Executive Circle, Irvine, California 92614, or in such other place or places as the Board of Directors from time to time determines. Upon the effective date of this



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

Agreement, the Partners shall sign, file and publish in the appropriate manner a Certificate of Fictitious Name as required by Sections 17900 and 17930 of the California Business and Professions Code, and shall sign, acknowledge and record a Certificate of Partnership in the Official Records of Orange County, San Diego County and in every other County in which the Partnership does business. The Managing General Partner shall file any other filings, and any amendments thereto, that the Board of Directors considers appropriate or advisable.

        1.4 INTENTIONALLY DELETED.

        1.5 AGREEMENT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended. It is the express intention of the parties hereto that this Agreement be the sole statement of agreement between or among them with respect to the Partnership.

        1.6 BUSINESS. The sole purpose of the Partnership is to manage, operate and lease the Assets for the benefit of IAC, as the owner of the Assets, and pursuant to the terms of the Property Management Agreement, and to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the business, objectives, and purposes herein set forth. The Partnership shall conduct no other business unless the Board of Directors otherwise directs in accordance with Section 4.2.

        1.7 TERM. The term of the Partnership will begin upon the later of the execution of this Agreement or the filing of any document required by the Act to be filed in connection with the formation of the Partnership. Unless the Partners otherwise agree and absent a termination by a Partner upon the occurrence of an Event of Default, the term of the Partnership will continue until the expiration or earlier termination of the term of the Property Management Agreement and for so long thereafter as the Board of Directors may determine, in its reasonable discretion, is in the best interests of the Partnership and its Partners, but in no event beyond December 31, 2018, unless all of the Partners otherwise agree.

        1.8 FORMATION COSTS. The reasonable costs of the Partners incurred prior to the date hereof in connection with due diligence and the negotiation and formation of the Partnership (collectively "FORMATION COSTS") shall be reimbursed by the Partnership to the Partners within thirty (30) days after the receipt of appropriate invoices evidencing that such Formation Costs have been incurred by the Partner seeking reimbursement.



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


                                   ARTICLE II

                                    PARTNERS

        2.1 LIMITED LIABILITY. Except as required under the Act or as expressly set forth in this Agreement, no Partner is personally liable for any debt, obligation, or liability of the Partnership, whether that liability or obligation arises in contract, tort, or otherwise.

        2.2 INITIAL PARTNERS. The Initial Partners of the Partnership are AMC and WNPM, each of which is admitted to the Partnership as a Partner as of the date this Agreement becomes effective.

        2.3 ADMISSION OF SUBSTITUTE PARTNERS. Notwithstanding any other provision of this Agreement, no Assignee of a Partnership Interest may be admitted as a Substitute Partner without the prior written consent of at least five (5) members of the Board of Directors (unless, at the relevant time, there are fewer than seven (7) members of the Board of Directors, then, by a majority of the members of the Board of Directors in accordance with Section 4.2). If so admitted, the Substitute Partner will have all the rights and powers and will be subject to all the restrictions and liabilities of the Partner which originally assigned the Partnership Interest. The admission of a Substitute Partner does not release any Partner from liability to the Partnership that may have existed prior to such substitution.

        2.4 RESIGNATION OR WITHDRAWAL OF A PARTNER. Except as otherwise specifically required by the Act or this Agreement, and subject to the provisions for transfer contained in Article X, no Partner may resign or withdraw from membership in the Partnership or withdraw its interest in the capital of the Partnership.

        2.5 TRANSACTIONS WITH THE PARTNERSHIP. A Partner may not lend money to or transact business with the Partnership except in accordance with the terms of this Agreement. Subject to any limitations set forth in this Agreement and with the prior written approval of the Board of Directors after full disclosure of the Partner's involvement, a Partner may lend money to and transact other business with the Partnership. Subject to other applicable law, such Partner has the same rights and obligations with respect thereto as a Person who is not a Partner. This Section 2.5 does not apply to the making of an AMC Loan.

        2.6 PARTNERS ARE NOT AGENTS; NO MANAGEMENT AUTHORITY. Pursuant to this Agreement and the Certificate, the sole and exclusive right and authority to manage the business and affairs of the Partnership is vested in the Board of Directors. The day-to-day management of the Partnership is vested in the Managing General Partner, subject at all times to the control, policies and direction of the Board of Directors. Except as expressly authorized by the Board of Directors or this Agreement or expressly required by the Act, no Partner shall be an agent of the Partnership nor shall any Partner have the power or authority to bind or execute any instrument on behalf of the Partnership. The Partners have no power to participate in the management of the Partnership except as expressly authorized by this Agreement or the Certificate and except as expressly required by the Act.



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                                   ARTICLE III

                            CONTRIBUTIONS TO CAPITAL

        3.1 INITIAL CONTRIBUTIONS. Contemporaneously with the execution of this Agreement, AMC shall contribute Fifty One Thousand Dollars ($51,000) and WNPM shall contribute Forty Nine Thousand Dollars ($49,000) to the Partnership.

        3.2 ADDITIONAL CONTRIBUTIONS. No Partner is required to contribute or loan additional capital to the Partnership. No third party shall have the right under any circumstances to require a Partner to make any additional capital contributions to the Partnership.

        3.3 AMC LOAN REQUEST. If the Board of Directors determines, in its sole and absolute discretion, that additional capital is needed in order to enable the Partnership to meet its existing or anticipated obligations, the Board of Directors shall give written notice to AMC (a "AMC LOAN REQUEST") requesting AMC loan such additional capital to the Partnership. The AMC Loan Request must set forth the amount requested to be loaned to the Partnership (which amounts must be increments of Twenty Thousand Dollars ($20,000) and shall be repaid by the Partnership in increments of Twenty Thousand Dollars ($20,000) unless AMC otherwise agrees) and the date by which the proceeds of the loan must be made available to the Partnership (the "LOAN DATE"). AMC may elect, in its sole and absolute discretion and without any obligation to do so, to make a loan (an "AMC LOAN") to the Partnership on the conditions set forth in the AMC Loan Request by delivering written notice of its election to the Board of Directors. If AMC fails to deliver written notice of its election to make an AMC Loan within thirty (30) days after receiving an AMC Loan Request, AMC shall be deemed to have elected not to make an AMC Loan. Each AMC Loan will bear interest at the Prime Rate, plus one percent (1%), and must be repaid prior to any distributions to the Partners pursuant to the Agreement.

        3.4 FUNDING NOTICE. If (a) AMC elects not to make (or is deemed to have elected not to make) an AMC Loan and (b) the Board of Directors determines in its sole and absolute discretion that the Partners should be requested to make to make additional contribution of capital to the Partnership in order to enable the Partnership to meet its existing or anticipated obligations, the Board of Directors shall give written notice (a "FUNDING NOTICE") to each Partner of the need for additional capital. Each Funding Notice must contain the following information:


               (a) AMOUNT OF FUNDS REQUIRED. The amount of cash which each of the Partners is to contribute to the Partnership, which amounts must be in proportion to each Partner's Partnership Percentage as of the date of the Funding Notice.

               (b) DATE FUNDS REQUIRED. The date (the "FUNDING DATE") by which the cash is to be contributed to the Partnership.



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


        3.5 FAILURE TO MAKE CAPITAL CONTRIBUTION. If any Partner fails to make a capital contribution to the Partnership in the amount and by the Funding Date stated in the Funding Notice, the Partner contributing its share of cash in a timely manner (the "CONTRIBUTING PARTNER") has the right to undertake any one of the actions set forth in this Section 3.5. Not later than thirty (30) days after the Funding Date, Contributing Partner shall deliver a written statement to the Partner which did not contribute its share of cash in a timely manner (the "NON-CONTRIBUTING PARTNER") of the action the Contributing Partner has elected to make. The written statement must specify the date (the "EFFECTIVE DATE") when such action will be taken or will be deemed to have been taken, which date may not be earlier than ten (10) days, nor later than forty-five (45) days, after such written statement has been given to the Non-Contributing Partner.

               (a) MAKE A CONTRIBUTION ON BEHALF OF NON-CONTRIBUTING PARTNER. The Contributing Partner may make a contribution on behalf of the Non-Contributing Partner, in which event each Partner's Partnership Interest will be adjusted to a respective percentage determined by increasing the Contributing Partner's Partnership Interest by a percentage equal to the Adjustment Fraction and decreasing the Non-Contributing Partner's Partnership Interest by the amount by which the Contributing Partner's Partnership Interest has been increased. As used in this Section 3.5(a), the "ADJUSTMENT FRACTION" is a fraction the numerator of which is the aggregate amount of all capital contributions made by the Contributing Partner to the Partnership and the denominator of which is the aggregate amount of capital contributions made to the Partnership by all Partners.

               (b) MAKE A LOAN TO NON-CONTRIBUTING PARTNER. The Contributing Partner may loan cash (a "CONTRIBUTING PARTNER LOAN") to the Non-Contributing Partner in an amount equal to the Non-Contributing Partner's share of the capital contribution requested in the Funding Notice. The Contributing Partner Loan will be secured by the NonContributing Partner's Partnership Interest, will be nonrecourse to the Non-Contributing Partner and will bear interest at a rate equal to the Prime Rate, plus one percent (1%). Effective upon a Partner becoming a Non-Contributing Partner, the Non-Contributing Partner grants to the Contributing Partner a security interest in its Partnership Interest to secure its obligation to repay such Contributing Partner Loan and agrees to execute and deliver such UCC-1 financing statements and assignments of certificates of membership (or other documents of transfer) as such Contributing Partner may reasonably request.



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



        3.6    OTHER EFFECTS.

               (a) If the amount of all Contributing Loans made to a Non-Contributing Partner in the aggregate equals or exceeds the Non-Contributing Partner's initial Capital Account balance, the following will occur.

                      (i) Unless otherwise expressly required by the Act, the NonContributing Partner will lose its voting and approval rights under the Act, the Certificate and this Agreement (including the right of its Board of Directors' representatives to vote); and

                      (ii) The Non-Contributing Partner will lose its ability to actively participate in the management and operations of the Partnership, including, without limitation, the right to act as Managing General Partner, the Contributing Member shall have the right to replace the Non-Contributing Member's Board of Directors' representatives and, if the Non-Contributing Member is WNPM, the effect of
                             Section 4.2 shall be deemed suspended.

The Non-Contributing Partner will lose these rights until such time as the Non-Contributing Partner reduces its outstanding Contributing Partner Loans to an amount less than the NonContributing Partner's initial Capital Account balance. If the Non-Contributing Partner was removed as Managing General Partner solely by reason of this Section 3.6, such NonContributing Partner shall be reinstated as Managing General Partner upon such reduction.

               (b) A Contributing Partner shall have no other remedy other than those provided in Section 3.5 and Section 3.6 with respect to a Partner's failure to contribute all or any portion of its share of the cash requested under any Funding Notice.

        3.7 INTEREST. Except as provided in this Article III, no Partner is entitled to any interest with respect to any contributions to the Partnership.

                                   ARTICLE IV

                          MANAGEMENT OF THE PARTNERSHIP

        4.1 BOARD OF DIRECTORS. The Board of Directors has the sole and exclusive power, authority and control to be exercised by a vote of no less than four (4) members of the Board of Directors, of all management powers relating to the operations of the Partnership. No member of the Board of Directors is entitled to receive any salary or other remuneration or expense reimbursement from the Partnership solely for his or her service as a member of the Board of Directors. Except as otherwise expressly provided to the contrary in this Agreement, the Board of Directors shall act by vote of no less than four (4) of its members. Without in any way limiting the foregoing and for purposes of illustration and not limitation, the Board of Directors has the sole power and authority to authorize and approve the following matters:

               (a) The organizational structure of the Partnership, including, without limitation, the number of staff positions and general job descriptions for each position. The initial organizational chart for the Partnership is attached hereto as Exhibit A;

               (b) Hiring and firing of the president or any vice president of the Partnership;

               (c) Compensation (including annual bonuses, if any) for the president and any vice president or any area manager of the Partnership and payroll schedules reflecting a range of compensation for all other positions;

               (d) Recommendations, if any, to the REIT Compensation Committee that an employee be issued, on behalf of the Partnership, REIT Options;

               (e) Any subcontract with a Partner or an Affiliate of a Partner entered into pursuant to the Property Management Agreement and any annual renewal of any such subcontract;

               (f)    Any determination to make an AMC Loan Request;

               (g) If AMC elects not to make an AMC Loan, any determination to deliver a Funding Notice to the Partners;

               (h)    Any Business Plan;

               (i)    Any Budget;

               (j) Adjusting, settling or compromising any claim against the Partnership;

               (k) The sale, transfer or other conveyance of any Partnership property unless contemplated in the then current Business Plan;

               (l) The incurrence, directly or indirectly, of any nonrecourse debt;

               (m) Entering into any contracts other than the Property Management Agreement and contracts contemplated in the current Budget or Business Plan;

               (n) Instituting any litigation other than as contemplated in the Property Management Agreement;

               (o) Filing Bankruptcy or otherwise seeking relief under any insolvency laws;

               (p) The termination and liquidation of the Partnership following a termination or expiration of the Property Management Agreement; and

               (q) Appointment of any successor to WNPM as Managing General Partner.


Notwithstanding the foregoing, the Board of Directors may establish committees as they see fit, and delegate to such committees, the Managing General Partner and other Persons such power and authority as the Board of Directors determine from time to time is appropriate. Any committee or Person acting within the scope of its authority will have the power and authority of the Board of Directors.

        4.2 CERTAIN ACTIONS REQUIRING SUPERMAJORITY APPROVAL OF THE BOARD OF DIRECTORS. Notwithstanding the provisions of Section 4.1, the Board of Directors may not take any of the following actions without the approval of at least 5 of the members of the Board of Directors (or if there are fewer than 7 members of the Board of Directors, by a majority of the members of the Board of Directors).

               (a) Amendment, extension or termination of the Property Management Agreement;

               (b) The incurrence, directly or indirectly, of any recourse debt;

               (c)    The admission of new Partners and Substitute Partners;

               (d) A change in the business purpose of the Partnership as set forth in Section 1.6 or ceasing to do business prior to the expiration of the Property Management Agreement;

               (e) Any agreement with AMC or The Irvine Company, which agreements must be on arms-length terms and conditions comparable to the terms and conditions that would be included in a similar agreement with a third Party;

               (f) The adoption and amendment of the bylaws of the Partners. The bylaws as adopted by the Board of Directors as of the date of this Agreement are attached hereto as Exhibit B; and

               (g)    Appointment of any successor to AMC as Tax Matters
                      Partner.

Unless all of the WNPM Representatives have been removed from the Board of Directors in accordance with the terms of this Agreement, at least one (1) WNPM Representative must be among the members of the Board of Directors approving an action described in this Section 4.2.

        4.3 BOARD OF DIRECTORS' PROCEDURES. The procedures governing the meetings and actions of the Board of Directors are set forth in the bylaws, as adopted and amended by the Board of Directors from time to time.

        4.4 DELEGATION TO MANAGING GENERAL PARTNER. Without limiting the generality of Section 4.1, but subject to the express limitations set forth elsewhere in this Agreement, the business and affairs of the Partnership will be managed by, and all partnership power will be exercised under the direction of, the Board of Directors. The Board of Directors has delegated the management of the day-to-day operations of the business of the Partnership to Managing General Partner. Managing General Partner shall carry out the day-to-day operation of the Partnership's business in a manner consistent with the Board of Directors' policies and procedures, the Budget, the Business Plan and any other directive given by the Board of Directors. The Managing General Partner shall perform its duties in good faith, in a manner reasonably believed to be in the best interests of the Partnership and its Partners, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. Subject to the limitations contained in this Agreement, Managing General Partner shall perform the following functions:

               (a) Recruit and hire employees of the Partnership and perform all human resource functions (including performing all withholding and other payroll functions) with respect to, all employees of the Partnership;

               (b) Prepare, for the Board of Directors' approval, an annual Business Plan and Budget;

               (c) Implement (including proper training and staffing) the use of AMSI general ledger and accounts payable system on IAC's areawide network and AMSI's budget control ledger no later than October 1, 1998;

               (d) Carry out all of the obligations of the Partnership under the terms of the Property Management Agreement, including, without limitation, all real estate management functions (and Managing General Partner shall obtain all licenses and permits necessary to perform such real estate management functions); and

               (e) Perform all functions and tasks assigned to it by the Board of Directors consistent with the terms and conditions of this Agreement, including, without limitation, the business purpose of the Partnership set forth in Section 1.6 of this Agreement.

In carrying out of its obligations hereunder, Managing General Partner shall devote such time to the affairs and operations of the Partnership as is reasonably necessary for the beneficial carrying on of the business of the Partnership.

        4.5    NO COMPENSATION.

               (a) Unless the Board of Directors otherwise approves or this
Article IV otherwise expressly provides, no Partner, including, without limitation, the Managing General Partner is entitled to any compensation or overhead in connection with any services provided to the Partnership by such Partner.

               (b) Notwithstanding Section 4.5(a), the Partners acknowledge that from time to time, with the approval of the Board of Directors, certain employees of Managing General Partner will perform services for the Partnership for which Managing General Partner shall be reimbursed for the cost of such services. Attached hereto as Exhibit C is a list of the positions, percentage allocations of time, and allocated costs to the Partnership for the employees of Managing General Partner who will perform services for the Partnership through December 31, 1998 ("PAYROLL ALLOCATION"). Managing General Partner shall cause the employees to spend not less than the allocated percentage of time set forth on the Payroll Allocation on providing services to the Partnership. Concurrently with Managing General Partner's submission of the Budget for the Board of Directors' approval, Managing General Partner shall submit an updated Payroll Allocation for the Board of Directors' approval.

               (c) The Partners acknowledge that the Payroll Allocations may need to be updated from time to time. If Managing General Partner discovers that any WNPM employee is spending more or less time than the time allocated to such employee on the Payroll Allocation (as the same may be updated in accordance with the terms of this Agreement), Managing General Partner shall promptly deliver to the Board of Directors written notice of such occurrence ("ALLOCATION NOTICE"), together with an updated Payroll Allocation reflecting the changes described in the Allocation Notice.

                      (i) If the Allocation Notice shows any WNPM employee as
               spending less time, Managing General Partner promptly shall reimburse the Partnership for any excess amounts actually paid by the Partnership for such employee's time.

                      (ii) If the Allocation Notice shows any WNPM employee as
               spending more time, the Partnership has no obligation to reimburse Managing General Partner for such employee's excess time.

The updated Payroll Allocation shall be submitted to the Board of Directors for its approval. An updated Payroll Allocation may be approved by a vote of no less than four (4) members of the Board of Directors. The Board of Directors may, in its sole and absolute discretion and without any obligation to do so, also approve the Partnership's reimbursement of Managing General Partner for any WNPM employee that spends more time than the time set forth in the current Payroll Allocation by a vote of no less than four (4) members of the Board of Directors. Notwithstanding anything to the contrary in
Section 6.2, any reimbursement made by Managing General Partner in accordance with Section 4.5(c)(i) for any WNPM employee will not cure (or be deemed to cure) any default of WNPM unless Managing General Partner makes such reimbursement prior to submission of the semi-annual certification of such employee as contemplated in Section 6.2(c)(iii)(2).


        4.6 AMENDMENT OF FILINGS. The Managing General Partner has the duty and authority to amend all filings of the Partnership as and to the extent necessary to reflect any and all changes or corrections necessary or appropriate as a result of any action taken by the Board of Directors in accordance with the terms of this Agreement.

        4.7 ANNUAL BUSINESS PLAN AND ANNUAL BUDGET. At least sixty (60) days before the beginning of each Fiscal Year, Managing General Partner shall prepare and submit to the Board of Directors for its review and approval a proposed draft Business Plan and operating budget. The draft Budgets must be consistent with the proposed Business Plan submitted by the Managing General Partner and must be in such detail and be accompanied by such supporting material as any Board of Directors' member reasonably requires. The Business Plan must be in the form and detail and must be accompanied by such supporting material as any Board of Directors' member reasonably requires. No modification of any item in or aspect of a Budget may be made without the prior written approval of the Board of Directors. If for whatever reason the Board of Directors has not, by the beginning of a Fiscal Year, approved a Budget for such Fiscal Year, then, in the absence of the Board of Directors' action to the contrary, the Managing General Partner shall continue the operation of the Partnership in the ordinary course pending approval of a Budget for the then current Fiscal Year. For this purpose, the "ordinary course" means taking such actions and making such necessary expenditures as, in the good faith judgment of such Managing General Partner, are necessary in order to preserve and protect the Partnership's assets and honor existing commitments of the Partnership. However, without Board of Directors' approval, the Managing General Partner shall not have the right to
(a) incur any new obligation of the Partnership in excess of Fifty Thousand Dollars ($50,000) or for a term for greater than one year; (b) enter into any agreement involving a commitment of the Partnership in excess of Fifty Thousand Dollars ($50,000) or for a term of greater than one year; or (c) initiate any lawsuit, other than minor lawsuits in the ordinary course of business and in compliance with Section 4.1(n).

        4.8 REMOVAL OF MANAGING GENERAL PARTNER. The Managing General Partner shall be deemed to be immediately removed from such position in accordance with
Section 3.6 and upon the occurrence of any Event of Default hereunder which occurs by reason of the act or omission of such Managing General Partner. Upon such removal, the Board of Directors shall appoint a new Managing General Partner, subject to reinstatement of the former Managing General Partner as set forth in Section 3.6

                                    ARTICLE V

                                     NOTICES

        5.1 NOTICES. Whenever, under the provisions of the Act or this Agreement, notice is required to be given to any Partner, such notice shall be given in writing addressed to the Partner at its address as it appears on the records of the Partnership, and will be deemed effectively given upon personal delivery, confirmation of receipt of delivery by facsimile, or three (3) days after deposit in the United States mail, by registered or certified mail, return receipt requested.

        5.2 WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, will be deemed equivalent thereto.

                                   ARTICLE VI

                             ACCOUNTING AND RECORDS

        6.1 FINANCIAL AND TAX REPORTING. The Managing General Partner shall prepare financial statements in accordance with generally accepted accounting principles as from time to time in effect and shall prepare the Partnership's income tax information returns using such methods of accounting and tax year as Managing General Partner and Tax Matters Partner deem necessary or appropriate under the Code and Treasury Regulations. Managing General Partner shall submit for the review and approval by AMC (and Tax Matters Partner if other than AMC) a draft of the Partnership's income tax information returns no later than February 15th of each year and a final version of the Partnership's income tax information returns incorporating any comments that AMC (and Tax Matters Partner, if other than AMC) may have no later than February 28th of each year.

        6.2    SUPERVISION; INSPECTION OF BOOKS.

               (a) Proper and complete books of account and records of the business of the Partnership shall be kept under the supervision of the Managing General Partner at the Partnership's principal office and at such other place as designated by the Managing General Partner. The Managing General Partner shall give notice to each Partner of any changes in the location of such books and records. Such books and records must be open to inspection, audit and copying by any Partner, or its designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Partner's Partnership Interest in the Partnership. Any information so obtained or copied must be kept and maintained in strictest confidence except as required by law.

               (b) AMC or its representatives may perform audit procedures on the books and records of the Partnership as deemed appropriate by AMC in its sole and absolute discretion. Managing General Partner shall cooperate to the fullest extent possible and in a timely manner with AMC's audit of the Partnership, and Managing General Partner shall not interfere with the performance of any audit procedure.

               (c) As used in this Section 6.2, the following terms have the following meanings:
                      (i) "MATERIAL INDIVIDUAL DISCREPANCY" means a discrepancy
               for any individual Material Matter in a calendar year in an amount greater than Twenty-Five Thousand Dollars ($25,000) for such calendar year.

                      (ii) "MATERIAL CUMULATIVE DISCREPANCY" means a cumulative, aggregate discrepancy for all Material Matters in a calendar year in an amount greater than Fifty Thousand Dollars ($50,000) for such calendar year.

                      (iii) "MATERIAL MATTER" means any audit discrepancy,
               including, without limitation, any of the following:

                             (1)    A payroll allocation in excess of the
                                    payroll allocation authorized by the Board of Directors;

                             (2) A payroll allocation that is not justified by sufficient supporting documentation as determined by AMC in reasonable discretion, including, without limitation, semi-annual certifications by each applicable employee, WNPM employee listed on the Payroll Allocation and Managing General Partner;

                             (3) A misappropriation or intentional misuse of any funds or assets of the Partnership;

                             (4) A misappropriation of any funds derived from the Assets or an intentional misuse of any Assets;

                             (5) Any expenditures or contracts that have not been approved in accordance with the terms of this Agreement;

                             (6) Any payments to any Affiliates of WNPM that have not been approved in accordance with the terms of this Agreement;

                             (7) Any amounts charged by vendors with respect to the Assets that are not comparable to charges for similar services to Managing General Partner's other properties;

                             (8) Any payments for compensation or bonuses to the Partnership's employees that have not been approved in accordance with the terms of this Agreement;

                             (9) Any severance agreements or employment contracts for the Partnership's employees that have not been approved in accordance with the terms of this Agreement;

                             (10)   Any political, lobbying or charitable
                                    contribution that has not been approved by the Board of Directors;

                             (11) The institution of litigation by Managing General Partner in violation of this Agreement; and

                             (12) Entry of a settlement agreement or the making of any payment with respect to any authorized litigation that has not been approved in accordance with the terms of this Agreement.

               (D) If AMC discovers any Material Individual Discrepancy or Material Cumulative Discrepancy, such Material Individual Discrepancy or Material Cumulative Discrepancy will be deemed a default by WNPM as provided in
Section 11.6(a)(ii). Notwithstanding the preceding sentence, AMC hereby waives its right to terminate the Agreement for the first Material Individual Discrepancy or Material Cumulative Discrepancy that meets each of the following criteria:

               (i) Managing General Partner has provided evidence satisfactory to AMC, in its sole and absolute discretion, that the Material Individual Discrepancy or Material Cumulative Discrepancy was the result of an inadvertent error by an individual who is not an officer of the Partnership; and

               (ii) The Material Individual Discrepancy or Material Cumulative Discrepancy does not exceed One Hundred Thousand Dollars ($100,000).

Notwithstanding AMC's waiver of its right to terminate the Agreement as set forth in this Section 6.2(d), WNPM shall reimburse AMC for all losses suffered by AMC as a result of such Material Individual Discrepancy or Material Cumulative Discrepancy.

               (e) If WNPM disputes the results and audit, AMC and WNPM shall appoint and hire a qualified arbitrator to be the sole judge over the dispute. As used in this Section 6.2(e), a "qualified arbitrator" is a person that is a current or former audit partner with an international accounting firm that is not an Affiliate of either WNPM or AMC. If after good faith efforts, AMC and WNPM can not agree on the identity of the qualified arbitrator within ten (10) business days after written notice of WNPM's dispute of the results and audit, AMC and WNPM shall each appoint a qualified arbitrator and the two appointed arbitrators shall select a third qualified arbitrator within twenty (20) days to determine the dispute. No later than sixty (60) days after an arbitration is commenced pursuant to this Section 6.2(e), the qualified arbitrator shall issue its determination, together with written findings of fact supporting its determination. The qualified arbitrator's determination must be supported by law and substantial evidence and must comply with the terms of this Agreement. The non-prevailing party in such arbitration shall pay the costs and expenses of any arbitrator retained pursuant to this Section 6.2(e). Subject to the provisions of Section 13.16, each Partner shall pay its own costs and expenses incurred in preparation for any arbitration initiated under this Section 6.2(e).

               (f) To the extent Managing General Partner, through its own investigation and review of the Partnership's books and records, determines that a Material Individual Discrepancy or Material Cumulative Discrepancy exists and reimburses the Partnership for such Material Individual Discrepancy or Material Cumulative Discrepancy prior to AMC's audit of such matter, such matter will not be deemed a material breach of WNPM's obligations under this Agreement for purposes of Section 11.6(a)(ii).

        6.3 RELIANCE ON RECORDS AND BOOKS OF ACCOUNT. Any Partner may rely in good faith upon the records and books of account of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by its the Board of Directors, Managing General Partner, any of its Partners, officers, employees or committees, or by any other person, as to matters the Partner reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

        6.4 TAX RETURNS. Managing General Partner shall, within sixty (60) days after the end of each Fiscal Year, file a federal income tax information return and transmit to each Partner a schedule showing such Partner's distributive share of the Partnership's income, deductions and credits, and all other information necessary for such Partners timely to file their respective federal income tax returns. Managing General Partner similarly shall file, and provide information to the Partners regarding, all appropriate state and local income tax returns.

        6.5 BANK ACCOUNTS. The Managing General Partner shall maintain the funds of the Partnership in one or more separate bank accounts in the name of the Partnership, and shall not permit the funds of the Partnership to be commingled in any fashion with the funds of any other Person. The authorized signatories thereto shall be established from time to time by resolution of the Board of Directors.

        6.6 ACCOUNTING DECISIONS AND RELIANCE ON OTHERS. Managing General Partner shall make decisions as to accounting matters, except as otherwise specifically set forth herein. The Managing General Partner may rely upon the advice of the Partnership's accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

        6.7 TAX MATTERS FOR THE PARTNERSHIP HANDLED BY TAX MATTERS PARTNER. The Tax Matters Partner shall from time to time cause the Partnership to make such tax elections as it deems to be in the best interests of the Partnership and the Partners. The Tax Matters Partner, as defined in Code Section 6231, shall represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Partnership funds for professional services and costs associated therewith. Each Partner shall cooperate with the Tax Matters Partner and agrees to do or refrain from doing anything reasonably requested by the Tax Matters member with respect to any such proceedings. The Tax Matters Partner shall oversee the Partnership's tax affairs in the overall best interests of the Partnership. If for any reason the Tax Matters Partner can no longer serve in that capacity or is no longer a Partner, the Board of Directors may designate another Partner to be the Tax Matters Partner.

                                   ARTICLE VII

                                   ALLOCATIONS

        7.1 ALLOCATION OF NET INCOME OR NET LOSS. For each Accounting Period, Net Income and Net Loss shall be allocated to the Partners in proportion to their Partnership Interests, provided, however, any deduction resulting from the exercise of a REIT Option shall be allocated solely to AMC.

        7.2    SPECIAL TAX PROVISIONS.

               (a) Treatment as Partnership. The Partners expect and intend that the Partnership be treated as a partnership for all federal income tax purposes. Each Partner agrees that it (i) will not, on any federal, state, local or other tax return, take a position inconsistent with such expectation and intent; (ii) otherwise assert a position inconsistent with such expectation and intent; or (iii) do any act or thing which could cause the Partnership to be treated as other than a partnership for federal income tax purposes.

               (b) Tax Allocations. Except as otherwise provided in this Article VII, items of income, gain, loss or deduction recognized for income tax purposes will be allocated in the same manner that the corresponding items entering into the calculation of Net Income and Net Loss are allocated pursuant to this Agreement.

               (c) Section 704(c) Adjustments. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to an asset, if any, contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its value upon contribution to the Partnership.

               (d) Section 754 Election. A Code Section 754 election may be made for the Partnership at the sole and absolute discretion of the Tax Matters Partner. If an adjustment to the adjusted tax basis of any Partnership asset is required under Code Section 734(b) or Code Section 743(b) pursuant to a Code
Section 754 election by the Partnership, subsequent allocations of tax items shall reflect such adjustment consistent with the Treasury Regulations promulgated under Sections 704, 734 and 743 of the Code.

               (e) Allocations upon Transfers of Partnership Interests. If, during an Accounting Period, a Partner transfers all or a portion of its Partnership Interest to another Person in compliance with this Agreement, items of Net Income and Net Loss, together with corresponding tax items, that otherwise would have been allocated to the transferring Partner with regard to such Accounting Period will be allocated between the transferring Partner and the Substitute Partner in accordance with their respective Partnership Percentages during the Accounting Period using any method permitted by Section 706 of the Code and selected by the Tax Matters Partner.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

        8.1 DISTRIBUTIONS. Net Cash Flow from Operations shall be distributed, at such reasonable intervals as are determined by the Board of Directors, in the following order of priority:

               (a) First, to AMC with respect to any unpaid AMC Loan until all principal and accrued interest on such AMC Loan is paid in full. If, at the time any distribution is made pursuant to this Section 8.1(a), there is more than one AMC Loan outstanding, payments of interest on, and the principal amount of an AMC Loan shall be made in the reverse order in which the AMC Loans were made. For example, the accrued but unpaid interest on the outstanding AMC Loans at any time shall be paid first on the AMC Loan made most recently to the date of the payment. Payments in connection with an AMC Loan shall be made first, to pay all accrued but unpaid interest on such AMC Loan and second, to pay the outstanding principal balances of such AMC Loan.

               (b) Second, to each Partner who is owed an Indemnification Amount until such Indemnification Amount is paid in full. If, at the time any distribution is made pursuant to this Section 8.1(b), more than one Partner has an outstanding Indemnification Amount, distributions pursuant to this Section 8.1(b) shall be made pro rata based on the proportion that the aggregate amount of Indemnification Amounts of each Partner bears to the total amount of Indemnification Amounts of all Partners.

               (c) Third, to each Partner who has made a Contributing Partner Loan until all principal and accrued interest on the Contributing Partner Loan is paid in full. If, at the time any distribution is made pursuant to this
Section 8.1(c), more than one Partner has made a Contributing Partner Loan, distributions pursuant to this Section 8.1(c) shall be made pro rata based on the proportion that the aggregate amount of Contributing Partner Loans made by each Partner bears to the total amount of Contributing Partner Loans made by all Partners.

               (d) Fourth, to each Partner, pro rata in accordance with such Partner's Partnership Percentage.

Notwithstanding the foregoing provisions of this Section 8.1, any distribution to which a Non-Contributing Partner would otherwise be entitled shall be paid to the Contributing Partner until all Contributing Partner Loans made by such Contributing Partner, together with accrued interest thereon, have been repaid in full. Payments received by the Contributing Partner shall be applied first to interest (starting with interest on the Contributing Partner Loan most recently made) and then to principal.

        8.2 DISTRIBUTIONS IN KIND. All distributions shall be made in cash or cash equivalents unless the Board of Directors has approved a distribution of assets in kind.

        8.3 RESTRICTION ON DISTRIBUTIONS AND WITHDRAWALS.

               (a) Restriction on Distributions. The Partnership shall not make any distribution to the Partners unless, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their interests in the Partnership and liabilities as to which recourse of creditors is limited to specified property of the Partnership, do not exceed the fair value of the Partnership assets. For purposes of the preceding sentence, the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Partnership assets only to the extent the fair value of the property exceeds such liability.

               (b) Restriction on Withdrawals. No Partner will be liable to the Partnership for the amount of a distribution received if, at the time of the distribution, such

Partner did not know that the distribution was in violation of this Section 8.3. A Partner that receives a distribution in violation of this Section 8.3, and that knew at the time of the distribution that the distribution violated such condition, will be liable to the Partnership for the amount of the distribution.

        8.4 NO OTHER WITHDRAWALS. Except as provided in this Article VIII, no withdrawals or distributions are required or permitted.

                                   ARTICLE IX

                        TRANSFER OF PARTNERSHIP INTERESTS

        9.1    TRANSFER.

               (a) Restrictions. Except as expressly provided to the contrary in this Article IX, no Partner may transfer, sell, encumber, mortgage, assign or otherwise dispose of all or any portion of its Partnership Interest (hereinafter, a "TRANSFER") without the prior written consent of the other Partner, which consent may be withheld in such Partner's sole and absolute discretion. Any purported transfer of all or any portion of a Partner's Partnership Interest in contravention of this Article IX is void and of no effect to, on or against the Partnership, any Partner, any creditor of the Partnership or any claimant against the Partnership.

        9.2 RIGHTS OF ASSIGNEES. The Assignee of a Partnership Interest has no right to vote or to participate in the management of the business and affairs of the Partnership or to become a Partner. The Assignee is only entitled to receive distributions and to be allocated the Net Profits and Net Losses attributable to the Partnership Interest transferred to the Assignee.

        9.3    CALL.

               (a) Grant. WNPM hereby grants AMC the Call, exercisable at any time after March 31, 2001, upon delivery of written notice to WNPM and payment of the Call Price. As used in this Agreement, the "CALL PRICE" means an amount equal to the sum of the following:

                      (i) The WNPM's share of retained earnings on the date of payment; plus
                      (ii)  WNPM's initial capital contribution; minus
                      (iii) Any amounts loaned by AMC as a Contributing Partner
                            Loan.

               (b) If AMC exercises the Call, AMC shall pay WNPM the Call Price within thirty (30) days after the date of exercise. Upon AMC's delivery of the Call Price, WNPM shall assign its Partnership Interest to AMC or its nominee. If AMC exercises the Call, AMC and IAC covenant not to solicit any management contracts for any property with respect to which WNPM has an existing management contract to manage property for a period commencing on the date AMC purchases WNPM's Partnership Interest and ending twenty four (24) months thereafter. The foregoing sentence does not apply to (i) the solicitation of any management contract or the entering into of any management contract with a Person who has terminated or failed to renew a management contract with WNPM for any reason unrelated to any solicitation by IAC or AMC and (ii) any property owned by AMC, IAC, The Irvine Company or an Affiliate of any of the foregoing.

                                    ARTICLE X

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

        10.1   INDEMNIFICATION.

               (a) Partners. To the fullest extent permitted by the Act and by applicable law, the Partners and the partners, members, shareholders, controlling Persons, officers, directors and employees of the Partners (herein referred to as "INDEMNITEES") shall, in accordance with this Section 10.1 be indemnified and held harmless by the Partnership from and against any and all loss, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims (including reasonable attorneys' fees and expenses), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) (collectively, "CLAIMS") in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the Partnership, or rendering of advice or consultation with respect thereto, or which relate to the Partnership, its properties, business or affairs, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct of such Indemnitee was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership or that the Indemnitee had reasonable cause to believe that the Indemnitee's conduct was unlawful (unless there has been a final adjudication in the proceeding that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership; or that the Indemnitee did have reasonable cause to believe that the Indemnitee's conduct was unlawful). Nothing contained in this Section 10.1(a) will be deemed to limit or affect the obligations of WNPM or AMC under Sections 10.1(d) and 10.1(e), respectively, and neither WNPM nor AMC shall be entitled to indemnification from the Partnership for liability arising under Sections 10.1(d) and 10.1(e), respectively.

               (b) Persons. The Partnership may also indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such Person is or was an officer, employee or agent of the Partnership, against expenses actually or reasonably incurred by such Person in connection with the defense or settlement of such action, if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Partnership, except that indemnification shall be made in respect of any claim, issue or matter as to which such Person has been adjudged to be liable for misconduct in the performance of the Person's duty to the Partnership only to the extent the court in which such action or suit was brought, or another court of appropriate jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent the Person has been successful on the merits or otherwise in defense of any proceedings referred to herein, or in defense of any claim, issue or matter therein, the Person shall be indemnified by the Partnership against expenses actually and reasonably incurred by the Person in connection therewith. Notwithstanding the foregoing, no Person is entitled to indemnification hereunder for any conduct arising from the gross negligence or willful misconduct of such Person or reckless disregard in the performance of its duties hereunder

               (c) Expenses. Expenses (including reasonable attorneys' fees and expenses) incurred in defending any proceeding under Sections 10.1(a) or (b) may be paid by the Partnership in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

               (d) WNPM Indemnification. WNPM hereby indemnifies, defends and holds harmless AMC, its partners, controlling Persons, officers, directors and employees (the "AMC INDEMNITEES") from and against any and all Claims arising out of a breach by the Partnership of the Property Management Agreement or arising out of the Partnership's indemnification obligations thereunder; provided that WNPM shall not be required to indemnify the AMC Indemnitees to the extent (but only to the extent) such breach was caused by, or the indemnification obligation arose because of, the AMC Representatives acting in bad faith or in a commercially unreasonable manner to cause the Partnership to incur an indemnification obligation under the Property Management Agreement or to be unable to perform the Partnership's obligations under the Property Management Agreement. WNPM hereby indemnifies, defends and holds harmless the Partnership and the AMC Indemnities from and against any and all Claims arising out of any action brought by an employee of the Partnership who was formerly an employee of WNPM to the extent such Claim is based on any matter related to such employee's employment at WNPM, other than matters related to liability for accrued benefit obligations assumed by the Partnership. Any indemnification obligation (a "WNPM INDEMNIFICATION OBLIGATION") incurred by WNPM pursuant to this Section 10.1(d) shall be recourse to WNPM.

               (e) AMC Indemnification. AMC hereby indemnifies, defends and holds harmless WNPM, its partners, controlling Persons, shareholders, officers, directors and employees (the "WNPM INDEMNITEES") from and against any and all Claims arising out of a breach by the Partnership of the Property Management Agreement or arising out of the Partnership's indemnification obligations thereunder to the extent (but only to the extent) such breach was caused by the AMC Representatives acting in bad faith or in a commercially unreasonable manner to cause the Partnership to incur an indemnification obligation under the Property Management Agreement or to be unable to perform the Partnership's obligations under the Property Management Agreement. AMC hereby indemnifies, defends and holds harmless the Partnership from and against any and all Claims arising out of (i) any action brought by a shareholder of the REIT against the Partnership based on a breach of a duty or obligation owed to such shareholder by the REIT and (ii) any action brought by an employee of the Partnership who was an employee of the Sares-Regis Group, WNPM or J&M Realty based on any matter related to accrued benefit obligations by such employee while an employee of the Sares-Regis Group, WNPM or J&M Realty. Any indemnification obligation (an "AMC INDEMNIFICATION OBLIGATION") incurred by AMC pursuant to this Section 10.1(e) shall be recourse to AMC.

               (f) Exclusive Right. The indemnification provided by this Section
10.1 shall not be deemed to be exclusive of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a Person's official capacity and to action in another capacity.

               (g) Insurance. The Board of Directors may purchase and maintain insurance on behalf of the Partnership, any employees or agents of the Partnership and any other Indemnitees at the expense of the Partnership, against any liability asserted against or incurred by them in any such capacity whether or not the Partnership would have the power to indemnify such Persons against such liability under the provisions of this Agreement. AMC shall cause IAC, at IAC's sole cost and expense, to expand the coverage of IAC's existing directors' and officers' insurance to include the (i) Board of Directors, (ii) the president, any vice-president, any assistant secretary and the controller of the Partnership, and (iii) the Partnership, its Partners and the officers and directors of such Partners. If at any time IAC does not provide such insurance coverage, AMC shall use its best efforts to cause such coverage to be provided, so long as such coverage is available on commercially reasonable terms. The directors' and officers' insurance required by this Section 10.1(g) will include coverage for lawsuits brought against the Partnership by a shareholder of the REIT.

               (h) Counsel. With respect to (i) any Claim against the Partnership that would also give rise to a WNPM Indemnification Obligation and
(ii) any Claim that would give rise to a WNPM Indemnification Obligation, the Managing General Partner shall recommend to the Board of Directors legal counsel that Managing General Partner proposes to use to defend the Partnership against such Claim and in connection with all settlement negotiations (and Board of Directors may approve such counsel by a vote of no less than four (4) members of the Board of Directors).

               (i) Contribution. In the event a lawsuit is filed against, and a complaint served on, the Partnership for which the Partners may be jointly and severally liable, each Partner shall agree, in writing, with the other Partner to pay, subject to any indemnification obligations the agreeing Partner may be owed by the other Partner, its proportionate share of the uninsured portion of any final judgment which is entered in connection with such lawsuit and which is not stayed by the bankruptcy of the Partnership or court order preventing enforcement against the Partnership, and shall provide evidence reasonably satisfactory to the other Partner that such agreeing Partner has available to it an amount to pay such proportionate share that is not less than the other Partner's then net worth determined in accordance with generally accepted accounting principles.

               If a Partner fails to deliver to the other Partner such written agreement, together with such satisfactory evidence of the available funds within 60 days of such Partner's receiving a copy of such complaint, such defaulting Partner shall be deemed to be a Non-Contributing Partner for all purposes under this Agreement including, without limitation Section 3.6 until such Partner delivers such agreement and such evidence. The non-defaulting Partner shall have no other remedy for such failure.

        10.2 LIMITATION OF LIABILITY. Except as expressly required to the contrary by the Act or other applicable law, (a) notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the Partnership shall be solely the debts, obligations and liabilities of the Partnership and (b) no Partners will be obligated personally for any such debt, obligation or liability of the Partnership solely be reason of being a Partner of the Partnership.

                                   ARTICLE XI

                              TERMINATION; DEFAULT

        11.1 TERMINATION. The Partnership will be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

               (a)    Expiration.  The expiration of its stated term;

               (b)    Vote.  The vote of the Board of Directors;

               (c) Judicial Dissolution. The entry of a decree of judicial dissolution under the Act.

               (d) Default. A nondefaulting Partner's election to terminate the Agreement pursuant to Section 11.6 of the Agreement.

        11.2 AUTHORITY TO WIND UP. Upon the occurrence of any event specified in
Section 11.1, the Partnership will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The

Board of Directors has all necessary power and authority required to marshall the assets of the Partnership, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the Partnership. In particular, the Board of Directors has the authority to continue to conduct the business and affairs of the Partnership insofar as such continued operation remains consistent, in the judgment of the Board of Directors, with the orderly winding up of the Partnership.

        11.3 WINDING UP AND CERTIFICATE OF DISSOLUTION. The winding up of the Partnership will be completed when all debts, liabilities and obligations of the Partnership have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Partnership have been distributed by the Board of Directors Upon the completion of winding up of the Partnership, the Board of Directors shall make all filings necessary to terminate the existence of the Partnership.

        11.4 DISTRIBUTION OF ASSETS. Upon dissolution and winding up of the Partnership, the affairs of the Partnership shall be wound up and the Partnership liquidated by the Board of Directors. The assets of the Partnership shall be distributed as follows in accordance with the Act:

                (a) To creditors of the Partnership in the order of priority provided by law; and

                (b) To Partners in the priority set forth in Section 8.1.

        11.5 DEFICIT CAPITAL ACCOUNT. Upon liquidation of the Partnership, each Partner shall look solely to the assets of the Partnership for the return of such Partner's capital in the Partnership. Except as expressly required to the contrary by the Act, no Partner is personally liable, either to the other Partner or to any third Person, for a deficit capital account balance of such Partner, it being expressly understood that the payment of the Partnership's debts and the distribution of liquidation proceeds shall be made solely from existing Partnership assets.

        11.6 DEFAULT. The following each constitute an "EVENT OF DEFAULT" under this Agreement.

               (a)    (i)    A material breach of a Partner's obligation
                             under the Agreement (other than the failure to pay any Indemnification Amount) which continues for thirty (30) days after delivery of written notice;
                             or
                      (ii)   The existence of a Material Individual Discrepancy
                             or Material Cumulative Discrepancy, which event shall be a default by WNPM under this Agreement;

               (b)    (i)    Bankruptcy of a Partner; or
                      (ii)   The entry of any order against any Partner
                             decreeing the dissolution of such Partner, which order is not vacated or otherwise terminated within thirty (30) days;

               (c) Termination of the Property Management Agreement by IAC for cause, which default shall be deemed to be a default by WNPM under this Agreement unless the termination occurs solely by reason of the death of Michael Hayde; provided, however, if the act or omission which constituted "cause" under the Property Management Agreement is solely the result of the AMC Representatives on the Board of Directors acting, in such capacity, in bad faith or in a commercially unreasonable manner, such termination shall be deemed to be a default by AMC under this Agreement;

               (d)    Fraud or wilful misconduct by a Partner;

               (e) A Partner's failure to pay its Indemnification Amount within ten (10) days after receipt of a written demand for payment;

               (f) Any attempted dissolution of the Partnership in violation of
Section 11.7; and

               (g) Any attempted withdrawal from the Partnership in violation of this Agreement.

Upon the occurrence of an Event of Default, the nondefaulting Partner may elect to either (1) purchase the defaulting Partner's Partnership Interest, for a price equal to the lesser of such Partner's initial Capital Account balance or then Capital Account balance (in each case minus any amounts loaned to the defaulting member as a Contributing Partner Loan), or (ii) to terminate the Agreement and liquidate the Partnership, in the manner set forth in this Article
XI. If the nondefaulting Partner elects to purchase the defaulting Partner's Partnership Interest, the nondefaulting Partner shall pay the price described in the preceding sentence no later than ninety (90) days after delivery of a notice of default. If the Event of Default is the result of the act or omission of the Managing General Partner, such Managing General Partner shall be deemed to be immediately removed from such position.

        11.7 NO ACTION FOR DISSOLUTION. Except as expressly permitted in this Agreement, a Partner shall not take any voluntary action that directly causes a dissolution of the Partnership. The Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 11.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Partnership Interests. Accordingly, except where the Board of Directors has failed to liquidate the Partnership as required by this Article XI, each Partner hereby waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Partnership or to seek a decree of judicial dissolution of the Partnership on the ground that (a) it is not reasonably practicable to carry on the business of the Partnership in conformity with the Certificate or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Partner. Damages for breach of this
Section 11.7 are monetary damages only (and not specific performance), and the damages may be offset against distributions by the Partnership to which such Partner would otherwise be entitled. Each Partner hereby irrevocably waives any right which it may have to maintain any action for partition with respect to the property of the Partnership during the term of the Partnership.


                                   ARTICLE XII

                                   REIT SHARES

        12.1 REIT OPTION GRANTED TO INITIAL OPTIONEES. As compensation for rendering services to the Partnership and for causing WNPM to perform its obligations as Managing General Partner, the Initial Optionees have been granted by the REIT Compensation Committee, at the request and for the benefit of the Partnership, One Hundred Thousand (100,000) REIT Options for an Option Price equal to $30.4375 per share.

               (a) Each Initial Optionee will receive a percentage of the aggregate number of REIT Options granted as shown on Exhibit D attached hereto.

               (b) The REIT Options have a ten (10) year term, commencing on the date of date of grant, and will vest on the earliest to occur of the following:

                      (i) The date on which this Agreement terminates for reasons other than a default by WNPM;

                      (ii) Thirty (30) days after the date on which AMC purchases WNPM's Partnership Interest pursuant to AMC's exercise of the Call;

                      (iii) January 1, 2002 (with respect to only the first 33.3% of the REIT Options issued to each Initial Optionee);

                      (iv) January 1, 2003 (with respect to only the second 33.3% of the REIT Options issued to each Initial Optionee);

                      (v) January 1, 2004 (with respect to only the remaining 33.4% of the REIT Options issued to each Initial Optionee).

If this Agreement is terminated because of WNPM's default, the Initial Optionees will be immediately removed, their respective employment contracts terminated and any REIT Options which have not then vested will be void and of no further force or effect.

        12.2 REIT OPTIONS TO ADDITIONAL OPTIONEES. In its sole and absolute discretion, the Board of Directors may, from time to time, recommend to the REIT Compensation Committee that the REIT issue to other designated Partnership employees ("ADDITIONAL OPTIONEES") (the Initial Optionees and Additional Optionees, if any, are collectively referred to as "OPTIONEES"), at the request of and for the benefit of the Partnership, REIT Options on terms and conditions and with a vesting schedule as the Board of Directors may recommend in such recommendation. If the REIT Compensation Committee decides, in it sole and absolute discretion, to approve the issuance of a REIT Option(s) to Additional Optionees, then such REIT Options shall be issued to the one or more Additional Optionees on such terms, conditions and vesting as shall be approved by the REIT Compensation Committee.

        12.3 EXERCISE OF OPTIONS. Promptly upon receipt of notice that a REIT Option has been exercised, AMC shall cause the REIT to notify the Partnership. At such time as any REIT Option is exercised by an Optionee, the following will be deemed to occur in the following order:

               (a) The REIT shall be deemed to have purchased from IAC a number of GP Units equal to the number of REIT shares covered by the exercised REIT Option, divided by the Conversion Factor (as defined in IAC's partnership agreement);

               (b) The REIT shall be deemed to have purchased the GP Units for a price equal to the fair market value of such shares at the date of exercise of the REIT Option;

               (c) IAC shall be deemed to have purchased the number of REIT shares covered by the exercised REIT Option for such market value of such shares;

               (d) IAC shall be deemed to have contributed such shares to AMC and then AMC shall be deemed to have contributed such shares to the Partnership and AMC's Capital Account will be increased by the fair market value of such shares;

               (e) The Partnership shall be deemed to have sold such REIT shares to the Optionee for an amount equal to the product of the Option Price and the number of shares covered by such exercised REIT Options (the "TOTAL SHARE PRICE");

               (f) The Partnership shall be deemed to have distributed to AMC and then AMC shall be deemed to have distributed to IAC the Total Share Price;

               (g) A deduction in the amount of the Total Share Price shall be made to AMC's Capital Account in the Partnership; and

               (h) The Partnership shall allocate to AMC a deduction (the "REIT DEDUCTION AMOUNT") in the amount of (i) the difference between the per share fair market value of the shares deemed to have been contributed and the Option Price multiplied by (ii) the number of shares deemed to have been contributed. The Partnership shall then make a corresponding reduction in an amount equal to the REIT Deduction Amount to AMC's Capital Account.

For ease of administration, upon the exercise of a REIT Option, the above-steps shall be consummated by (1) the REIT, on behalf of the Partnership, issuing REIT shares covered by the exercised REIT Option directly to the Optionee, (2) the Optionee paying the Total Share Price directly to the REIT for the account of the Partnership and (3) the REIT, on behalf of the Partnership and AMC, assigning the Total Share Price directly to IAC. Notwithstanding the preceding sentence, each of steps (a) through (h) above shall be deemed to have occurred for the purposes of this Agreement.

        12.4 NO CHANGE TO PARTNERSHIP PERCENTAGES DUE TO REIT SHARE CONTRIBUTIONS. Upon any exercise of a REIT Option, AMC shall be solely responsible for contributing the REIT shares covered by such REIT Option. Upon AMC's deemed contribution of any REIT shares covered by a REIT Option, AMC will receive an increase in its Capital Account in an amount equal to the fair market value of such shares at the date of such exercise. At such time as any such shares are delivered to the Optionee, the Partnership will be deemed to have made a distribution to AMC, in cash, in the amount of the Option Price and AMC will be allocated a deduction in the amount of the Total Share Price. Such distribution and deduction shall cause corresponding reductions to be made in AMC's Capital Account. Based on the forgoing, there will be no adjustment in the Partners' Partnership Percentages as a result of such contribution by AMC of REIT shares to the Partnership.


                                  ARTICLE XIII

                                  MISCELLANEOUS

        13.1 AMENDMENT. This Agreement may be amended only with the prior written consent of both of the Partners.

        13.2 WITHHOLDING TAXES. If the Partnership is obligated to withhold and pay any taxes with respect to any Partner, any tax required to be withheld may be withheld from any distribution otherwise payable to such Partner, or in lieu thereof upon remittance to the appropriate tax authority may be charged to that Partner's Capital Account as if the amount of such tax had been distributed to such Partner.

        13.3 FURTHER ASSURANCES. The Partners shall execute and deliver any further instruments or documents and perform any additional acts which are or may become necessary to effectuate and carry on the Partnership created by this Agreement.

        13.4 BINDING EFFECT. Subject to the restrictions on transfer set forth in Article X, this Agreement is binding on and inures to the benefit of the Partners and their respective permitted transferees, successors, assigns and legal representatives.

        13.5 GOVERNING LAW. The laws of the State of California, including, without limitation, the Act, govern the organization and internal affairs of the Partnership and the liability of the Partners of the Partnership.

        13.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

        13.7 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts with the same force and effect as if each of the signatories had executed the same instrument.

        13.8 PARTIES IN INTEREST. Except as expressly provided in the Act, nothing in this Agreement confers any rights or remedies under or by reason of this Agreement on any Persons other than the Partners and their respective permitted successors and assigns, nor does anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor does any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

        13.9 PRONOUNS; STATUTORY REFERENCES. All pronouns and all variations thereof are deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws includes all amendments, modifications, or replacements of the specific sections and provisions concerned.

        13.10 HEADINGS. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

        13.11 INTERPRETATION. If any claim is made by any Partner relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied because this Agreement was prepared by or at the request of a particular Partner or its counsel.

        13.12 REFERENCES TO THIS AGREEMENT. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

        13.13 EXHIBITS. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

        13.14 SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstance is held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid will not be affected thereby.

        13.15 ATTORNEY FEES. If any dispute between the Partnership and the Partners or among the Partners should result in litigation or arbitration, the prevailing party in such dispute is entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses and expert witness fees.

        13.16 TIME IS OF THE ESSENCE. All dates and times in this Agreement are of the essence.

        13.17 REMEDIES CUMULATIVE. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be entitled at law or in equity.

        13.18 CONFIDENTIALITY AND PUBLICITY. The parties agree to keep this transaction, this Agreement and any documents received from each other in connection herewith confidential, except to the extent necessary to comply with applicable law and regulations, or in order to carry out the obligations set forth in this Agreement. No press release or other public disclosure may be made by either party or any of its agents concerning this transaction without the prior written consent of the other parties.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APARTMENT MANAGEMENT COMPANY, LLC,
a Delaware limited liability company

By:     Irvine Apartment Communities, L.P.,
        a Delaware limited partnership

        By:    Irvine Apartment Communities, Inc.,
               a Maryland corporation,
               its general partner

               Name: /s/ Shawn Howie
                     ---------------------------------------------
                             Shawn Howie
                             Vice President, Finance and Controller

WESTERN NATIONAL SECURITIES, D/B/A WESTERN NATIONAL PROPERTY
MANAGEMENT,
a California corporation

By: /s/ Michael Hayde
--------------------------------------
        Michael Hayde
        Chief Executive Officer

                                    EXHIBIT B

                            BYLAWS OF THE PARTNERSHIP

D-I     BOARD OF DIRECTORS'S MEETINGS.

        D-1.1 DATE, TIME AND PLACE OF MEETINGS OF THE BOARD OF DIRECTORS; SECRETARY. The Board of Directors shall meet from time to time, no less frequently than monthly, but as often as necessary or desirable to carry out its management functions. The Board of Directors shall meet by telephone conference or by other means of communications acceptable to the Board of Directors, or at the principal office of the Partnership or elsewhere in Orange County as the Board of Directors may agree. At any Board of Directors' meeting, the members of the Board of Directors (the "MEMBERS") shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Partnership.

        D-1.2 POWER TO CALL MEETINGS. Unless otherwise prescribed by the Act or by the Certificate, meetings of the Board of Directors may be called by any Member for the purpose of addressing any matters on which the Board of Directors may vote.

               D-(a) NOTICE OF MEETING. Written notice of a meeting of the Board of Directors shall be sent or otherwise given to each Member in accordance with Section D-1.3 not less than three (3) business days nor more than thirty (30) business days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting unless otherwise agreed by the Members.

        D-1.3 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of the Board of Directors shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Partnership or given by the Member to the Partnership for the purpose of notice. If no such address appears on the Partnership's books or is given, notice shall be deemed to have been given if sent to that Member by first-class mail or telegraphic or other written communication to the Partnership's principal executive office. Notice will be deemed effectively given upon personal delivery, confirmation of receipt of delivery by facsimile, or three
(3) days after deposit in the United States mail, by registered or certified mail, return receipt requested. If any notice addressed to a Member at the address of that Member appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the Member on written demand of the Member at the principal executive office of the Partnership for a period of one year from the date of the giving of the notice. An affidavit of the mailing or other means of giving any notice of any meeting shall be executed by the Member or any secretary or any agent of the Managing General Partner giving the notice, and shall be filed and maintained in the minute book of the Partnership.

        D-1.4 VALIDITY OF ACTION. Any action approved at a meeting, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

        D-1.5 QUORUM. The presence in person or by proxy of at least four (4) Members of the Board of Directors shall constitute a quorum at a meeting of the Board of Directors. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least four (4) Members.

        D-1.6 ADJOURNED MEETING; NOTICE. Any Board of Directors meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Members at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section D-1.5. When any meeting of the Board of Directors is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than thirty (30) days after the date set for the original meeting, in which case the Members shall set a new record date. At any adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting.

        D-1.7 WAIVER OF NOTICE OR CONSENT. Subject to the terms and conditions of the Agreement, the actions taken at any meeting of the Board of Directors however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum (or if required by the Agreement, a supermajority) is present either in person or by proxy. All such waivers, consents or approvals shall be filed with the Partnership's records and made a part of the minutes of the meeting.

               Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of the Board of Directors need be specified in any written waiver of notice except as provided in Section D- 1.4.

        D-1.8 ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action that may be taken at a meeting of the Board of Directors may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Partnership by the appropriate number of Members required for such action. All such consents shall be filed with the Members or the secretary, if any, of the Partnership and shall be maintained in the Partnership records. Any Member giving a written consent, or the Member's proxy holders, may revoke the consent by a writing received by the Members or secretary, if any, of the Partnership before written consents of the number of votes required to authorize the proposed action have been filed.

        D-1.9 TELEPHONIC PARTICIPATION BY MEMBER AT MEETINGS. Members may participate in any Board of Directors meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

        D-1.10 PROXIES. Every Member entitled to vote on any matter has the right to do so either in person or by one or more agents authorized by a written proxy signed by the Member and filed with the Board of Directors or secretary, if any, of the Partnership. A proxy shall be deemed signed if the Member's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member's attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member's attorney-in-fact. A validly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (a) revoked by the Member executing it, before the vote pursuant to that proxy, by a writing delivered to the Partnership stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (b) written notice of the death or incapacity of the maker of that proxy is received by the Partnership before the vote pursuant to that proxy is counted; provided, however, no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

D-II    OFFICERS.

        D-2.1 APPOINTMENT OF OFFICERS. The officers of the Partnership, if deemed necessary by the Board of Directors, may include a president, vice president, secretary, assistant secretary and controller, and any other officers the Board of Directors deems appropriate. The officers shall serve at the pleasure of the Board of Directors, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Board of Directors.

        D-2.2 REMOVAL, RESIGNATION AND FILLING OF VACANCY OF OFFICERS. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board of Directors at any time. Any officer may resign at any time by giving written notice to the Board of Directors. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.

Unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Partnership under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

        D-2.3 SALARIES OF OFFICERS. The salaries of all officers of the Partnership shall be fixed by a resolution of the Partnership.

        D-2.4 DUTIES AND POWERS OF PRESIDENT. The president shall be the chief executive officer of the Partnership, and shall, subject to the control of the Board of Directors, have general management of the business of the Partnership and shall see that all orders and resolutions of the Board of Directors and Managing General Partner are carried into effect. The President shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors.

        D-2.5 DUTIES AND POWERS OF VICE-PRESIDENT. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by a resolution of the Board of Directors, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors.

        D-2.6 DUTIES AND POWERS OF SECRETARY. The secretary shall attend all meetings of the Board of Directors, unless directed not to do so by a majority of the Members and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall keep, or cause to be kept, at the principal executive office, a register, or a duplicate register, showing the names of all Members, Partners, their addresses, and their Partnership Interests. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation. The secretary shall give, or cause to be given, notice of all meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors.

        D-2.7 DUTIES AND POWERS OF CONTROLLER. The controller shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, and Partnership Interests. The books of account shall at all reasonable times be open to inspection by any Partner.

               The controller shall have the custody of the funds and securities of the Partnership, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership, and shall deposit all moneys and other valuable effects in the name and to the credit of the Partnership in such depositories as may be designated by the Members.

               The controller shall disburse the funds of the Partnership as may be ordered by the Board of Directors and Managing General Partner in accordance with the terms of the Agreement, taking proper vouchers for such disbursements, and shall render to the president and the Members, at their regular meetings, or when Board of Directors so require, at a meeting of the Board of Directors an account of all its transactions and of the financial condition of the Partnership.

               The controller shall perform such other duties and shall have such other responsibility and authority as may be prescribed from time to time by the Board of Directors. The controller shall have the general duties, powers and responsibility of a controller of a corporation, and shall be the chief financial and accounting officer of the Partnership.

        D-2.8 ACTS OF OFFICERS AS CONCLUSIVE EVIDENCE OF AUTHORITY. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Partnership and any other Person, when signed by the president or any vice president, and any secretary, or the controller, is not invalidated as to the Partnership by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officers had no authority to execute the same.

        D-2.9 SIGNING AUTHORITY OF OFFICERS. Subject to any restrictions imposed by the Members, any officer, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Partnership, but only for the purpose of deposit into the Partnership's accounts. All checks, drafts, and other instruments obligating the Partnership to pay money in any amount must be signed on behalf of the Partnership by any two (2) officers acting together. Any two (2) officers acting together, shall be authorized to sign contracts and obligations on behalf of the Partnership. The foregoing restrictions may be modified by resolution of the Board of Directors.

                                    EXHIBIT D

                           ALLOCATION OF REIT OPTIONS

                             Number of REIT Options
                             ----------------------
Michael Hayde                40,850
Jerry Glass                  40,850
David Stone                   4,300
Jeffrey Scott                 4,000
Stephen Donohue               5,000
Rex DeLong                    3,000
John Atherton                 2,000



                                      D-1